As amended April 17, 2012

STANLEY BLACK & DECKER, INC.
BYLAWS

ARTICLE I
SHAREHOLDERS’ MEETINGS

1.	Annual Meeting. The Annual Meeting of the shareholders shall be held at such time in each year and at such place within or without the State of Connecticut as the Board of Directors may determine. Notice thereof shall be mailed to each shareholder to his or her last known post office address not less than ten days nor more than sixty days before such Meeting.

2.	Special Meetings. Special Meetings of the shareholders shall be called by the Chairman, or the Chief Executive Officer or Secretary, or by the Chairman, or the Chief Executive Officer or Secretary upon the written request of the holders of not less than 35% of the voting power of all shares entitled to vote on any issue proposed to be considered at such Meeting by mailing a notice thereof to each shareholder to his or her last known post office address not less than twenty-five days nor more than fifty days before such Meeting.

3.	Quorum. At any Meeting of shareholders the holders of not less than a majority of the shares outstanding and entitled to vote present in person or by proxy shall constitute a quorum. The Directors may establish a record date for voting or other purposes in accordance with law.

4.	Business to be Conducted at Annual Meeting. No business may be transacted at an Annual Meeting of shareholders (including any adjournment thereof), other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any shareholder (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of shareholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 4.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date on which the proxy statement was first mailed relating to the immediately preceding Annual Meeting of shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, in order for a shareholder’s notice to be timely it must be so received not later than the close of business on the tenth (10th) day following the day on which the notice of the date of such Annual Meeting was mailed or public disclosure of the date of such Annual Meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting with respect to such business, and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the shareholder of record proposing such business and any other person on whose behalf the proposal is being made, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder or such other person, (iv) a description of all arrangements or understandings between such shareholder and any such other person or persons in connection with the proposal of such business by such shareholder, (v) a description of any material interest of such shareholder or such other person in such business and (vi) a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

No business shall be conducted at the Annual Meeting of shareholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 4; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 4 shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

ARTICLE II
NOMINATIONS OF DIRECTOR CANDIDATES

1.	Eligibility to Make Nominations. Nominations of candidates for election as directors of the Corporation at any meeting of shareholders called for election of directors may be made by the Board of Directors (an “Election Meeting”) or at any annual meeting of shareholders by any shareholder entitled to vote at such annual meeting.

2.	Procedure for Nominations by the Board of Directors. Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books for the Corporation as of the date made. At the request of the Secretary of the Corporation each proposed nominee shall provide the Corporation with such information concerning himself or herself as is required, under the rules of the Securities and Exchange Commission, to be included in the Corporation’s proxy statement soliciting proxies for his or her election as a director.

3.	Procedure for Nominations by Shareholders. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an Annual Meeting only if such shareholder has given timely written notice of such shareholder’s intent to make such nomination or nominations. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date on which the proxy statement was first mailed relating to the immediately preceding Annual Meeting of shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, in order for a shareholder’s notice to be timely it must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of such Annual Meeting was mailed or public disclosure of the date of such Annual Meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth: (i) the name and record address of the shareholder of record making such nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder or such other person, (iii) a description of all arrangements or understandings between such shareholder and any such other person or persons or any nominee or nominees in connection with the nomination by such shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board of Directors, and shall include a consent signed by each such nominee to being named in the proxy statement for the Annual Meeting as a nominee and to serve as a director of the Corporation if so elected and (v) a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to make such nomination.

4.	Substitution of Nominees. In the event that a person is validly designated as a nominee in accordance with Section 2 of this Article II and shall thereafter become unable or unwilling to stand for election to the Board of Directors, a substitute nominee may be designated by those named as proxies in proxies solicited on behalf of the Board of Directors if the person was designated as nominee in accordance with Section 2 of this Article II.

5.	Determination of Compliance with Procedure. If the Chairman of the Election Meeting or the Annual Meeting determines that a nomination was not in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded.

ARTICLE III
DIRECTORS AND COMMITTEES

1.	Directors. The business, property and affairs of this Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than nine nor more than eighteen Directors, the exact number to be determined by the Board of Directors from time to time. All Directors shall be shareholders of record. Until the 2013 Annual Meeting of shareholders, the Directors shall be divided into three classes designated Class I, Class II and Class III. Such classes shall be as nearly equal in number as the total number of Directors constituting the entire Board of Directors permits. Commencing with the 2013 Annual Meeting of shareholders, the foregoing classification of Directors shall cease and the terms of all Directors then in office shall expire. At the 2013 Annual Meeting of shareholders and at each Annual Meeting of shareholders thereafter, each nominee for Director shall stand for election to a one-year term expiring at the next Annual Meeting of shareholders. Despite the expiration of a Director’s term, such Director shall continue to serve until either the Director’s successor shall have been duly elected and qualified or there is a decrease in the number of Directors. The Directors may increase the prescribed number of Directors by the concurring vote of a majority of the prescribed number of Directors. No reduction of the number of Directors shall remove or shorten the term of any Director in office. A majority of the number of Directors prescribed shall constitute a quorum for the transaction of business.

1.A. Election of Directors.

(a)	Commencing with the Annual Meeting of the shareholders occurring in 2012 and for each subsequent election of directors thereafter, (i) each vote entitled to be cast may be voted for or against up to that number of candidates that is equal to the number of Directors to be elected, or a shareholder may indicate an abstention, but without cumulating the votes; (ii) to be elected, a nominee must have received a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present, provided a nominee who is elected but receives more votes against than for election shall serve as a Director for a term that shall terminate on the date that is the earlier of (A) ninety days from the date on which the voting results are determined, or (B) the date on which an individual is selected by the Board of Directors to fill the office held by such Director, which selection shall be deemed to constitute the filling of a vacancy by the Board. Subject to subsection (a)(iii), a nominee who is elected but receives more votes against than for election shall not serve as a Director beyond the ninety-day period specified in subsection (a)(ii)(A); and (iii) the Board of Directors may select any qualified individual to fill the office held by a Director who received more votes against than for election.

(b)	Subsection (a) does not apply to an election of Directors if at the expiration of the notice period specified in Article II, Section 3 of these Bylaws, there are more candidates for election than the number of Directors to be elected, one or more of whom are properly proposed by shareholders. An individual shall not be considered a candidate for purposes of this subsection if the Board of Directors determines before the notice of meeting is given that such individual’s candidacy does not create a bona fide election contest.

2.	Meetings. The Chairman, the Chief Executive Officer or any Vice Chairman may and upon written application of any three Directors shall call a meeting of the Board of Directors to be held at such time and place as may be determined by the person calling said meeting and shall cause notice thereof to be given. Unless waived in writing, three days verbal or written (mail) notice shall be required provided, however, that if in the judgment of any two officers an emergency exists, a meeting may be called forthwith by telephone or facsimile or verbal notice and such notice shall be deemed sufficient notice notwithstanding that some of the Directors may not have actual notice.

The Annual Meeting of the Directors for the election of officers shall be held without notice, immediately after the Annual Meeting of shareholders. Regular meetings of the Directors shall be held at least on a quarterly basis.

3.	Written Consent. If all the Directors, or all members of a committee of the Board of Directors, as the case may be, severally or collectively consent in writing to any action taken or to be taken by the Corporation, and the number of such Directors or members constitutes a quorum for such action, such action shall be a valid corporate action as though it had been authorized at a meeting of the Board of Directors or committee, as the case may be. The Secretary shall file such consents with the minutes of the Board of Directors or of the committee, as the case may be.

4.	Participation by Telephone. A Director may participate in a meeting of the Board of Directors or of a committee by any means of communication by which all Directors participating in the meeting may simultaneously hear one another during the meeting, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

5.	Vacancies. In case any vacancy or vacancies shall exist in the Board of Directors at any time the remaining members of the Board by majority action may fill the vacancy or vacancies. The term of a Director elected to fill a vacancy expires at the next shareholders meeting at which Directors are elected.

6.	Committees. The Board of Directors may from time to time appoint from its membership such committees as it may deem necessary or desirable for the best interests of the Corporation and may delegate to any committee all needful authority to the extent permitted by law. The meetings of all committees are open to all directors. Each committee shall fix its own rules as to procedure and calling of meetings. It shall appoint a Secretary, who need not be a member of the committee. Such Secretary shall call meetings of the committee on the request of the Chair of the committee or any two members and shall keep permanent record of all of its proceedings. A majority of the members of any committee shall constitute a quorum.

7.	Executive Committee. The Directors shall appoint an Executive Committee consisting of the Chairman, the Chief Executive Officer (if he shall also be a Director), the Lead Independent Director and at least two other Directors, but in no event shall the Committee consist of less than five members. The Board of Directors may at any time decrease (subject to the provisions of the preceding paragraph) or increase the size of said Committee, may change the membership thereof and may fill vacancies therein.

During intervals between meetings of the Board of Directors, the Executive Committee shall possess and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation, but the Committee shall have no power to declare dividends or do other things specially reserved by law to the Directors. The Executive Committee shall have power to appoint such subcommittees as it may deem necessary to report and make recommendations to the Executive Committee. Any action taken by the Executive Committee shall be subject to change, alteration and revision by the Board of Directors, provided that no rights or acts of others shall be affected by any such alteration or revision.

8.	Finance and Pension Committee. A Finance and Pension Committee consisting of at least three Directors shall be appointed by the Board of Directors. The Committee shall advise and assist the Chief Financial Officer and the Treasurer in major matters concerning the finances of the Corporation and in matters of major policy decisions in the purchase and sale of securities. In performance of this the Committee shall regularly review the financial condition of the Corporation so as to counsel these officers and the Board on the total financial resources, strength and capabilities of the Corporation. In this connection, the Committee shall analyze and advise on fundamental corporate changes in capital structure (both debt and equity); review the capital structure of the Corporation and make recommendations with respect to management proposals concerning financing, purchases of treasury stock, investments, and dividend actions; review periodically the Corporation’s risk management program and its adequacy to safeguard the Corporation against extraordinary liabilities or losses; and advise and assist in matters such as short-term investments, credit liabilities, financings, and hedges of foreign currency exposures.

The Committee shall oversee the Corporation’s administration of its pension plans and of the pension plans of its subsidiaries. The Committee shall be responsible for setting (subject to the approval of the Board of Directors) the retirement policies of the Corporation and its subsidiaries; for amending pension plans, savings and retirement plans, stock ownership plans or any similar plans or related trust agreements; and for approving actuarial assumptions and investment policies for the Corporation’s pension plans. It shall report at least annually to the Board of Directors. The Committee may delegate any or all of these functions to such employees as it, in its judgment, deems appropriate.

Specifically, the Committee shall approve retaining or terminating the services of actuaries, lawyers, accountants or other professionals for the plans; shall approve annually the amount of the contributions to be made by the Corporation to the respective plans; and shall approve appointing and terminating trustees and investment managers and determine the allocation of the assets of the plans among one or more trustees or investment managers.

9.	Audit Committee. An Audit Committee consisting of at least three Directors shall be appointed by the Board of Directors. Except as permitted by the independence requirements of the New York Stock Exchange, none of the Audit Committee members shall be officers or employees of the Corporation or any of its affiliates. Audit Committee members shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Corporation’s Board of Directors in its business judgment.

The responsibilities of the Audit Committee shall be to:

(a)	Meet with the independent auditor prior to the audit to review the plan and scope of the audit; meet with management and the independent auditor to review the audited financial statements, including major issues and developments regarding financial reporting and accounting matters; and review the management letter prepared by the independent auditor and management’s responses.

(b)	Discuss with the independent auditor the matters required to be discussed on an annual or quarterly basis, as the case may be, under generally accepted auditing standards and any other applicable laws or regulations relating to the conduct of the audit.

(c)	Meet periodically with management and the independent and internal auditors to review the adequacy of the Corporation’s system of internal controls over financial reporting and the safeguarding of assets and review significant risk and control exposures and the steps being taken by management to monitor such exposures.

(d)	Recommend to the Board of Directors the appointment of the independent auditor, subject to shareholder approval, which firm is ultimately accountable to the Audit Committee and the Board of Directors; approve the fees to be paid to the independent auditor; receive and review with the independent auditor periodic reports regarding the auditor’s independence and if so determined by the Audit Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor; and evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board of Directors replace the independent auditor.

(e)	Periodically review the audit plan, the internal audit department responsibilities, budget, resources, skills and staffing; concur in the appointment or replacement of the Director of Internal Audit; review at least annually a summary of audit findings prepared by the internal auditing department and management’s responses.

(f)	Review with the Corporation’s General Counsel the Corporation’s legal compliance, including the Business Conduct Guidelines and legal, regulatory or compliance matters that may have a material impact on the financial statements.

(g)	Evaluate the adequacy of the Corporation’s Audit Committee Charter annually and recommend any changes to the Board of Directors for adoption.

(h)	Perform any other oversight functions as requested by the Board of Directors.

10.	Compensation and Organization Committee. A Compensation and Organization Committee consisting of at least three Directors, none of whom shall be employees of the Corporation or any of its subsidiaries, shall be appointed by the Board of Directors. The Committee shall review and approve major organization and compensation structure changes as recommended by Management. Although the Board, itself, will review the performance of the chief executive officer and fix his or her salary, the Committee shall approve the performance and determine the salaries of the other executive officers of the Corporation and of other senior executives whose base salary exceeds an amount fixed by the Board of Directors; shall determine the compensation of all executive officers and such senior executives under the Corporation’s senior executive compensation plans; shall administer all of the Corporation’s senior executive compensation plans; and shall assure that there is a succession plan in place.

11.	Corporate Governance Committee. A Corporate Governance Committee consisting of at least three directors, none of whom shall be employees of the Corporation or any of its subsidiaries, shall be appointed by the Board of Directors. The Committee shall consider and make recommendations to the Board of Directors as to Board of Director membership with respect to names generated by the Committee itself or submitted by shareholders. The Committee shall consider and make recommendations to the Board of Directors with respect to Board of Director committee membership and chair assignments. (These will normally be acted upon by the Board of Directors at its Annual Meeting held immediately after the Annual Meeting of shareholders.) The Committee shall consider and make recommendations to the Board of Directors with respect to the number of members of the Board of Directors. (The Charter and Bylaws provide for not less than eight nor more than eighteen as may be determined by the Board). Annually, the Committee shall consider and recommend to the Board of Directors the persons whom the Committee proposes that the Board of Directors nominate for election as directors at the Annual Meeting of shareholders. The Committee shall consider and make recommendations to the Board of Directors with respect to remuneration of directors.

The Committee shall provide guidance to the Management on major issues in areas of corporate social responsibility, including environmental issues and public affairs. The Committee shall review and approve policy guidelines to be used by Management in making charitable contributions and shall annually review all charitable contributions made by the Corporation during the previous twelve months and recommend to the Board the level of contributions to be set for the ensuing year.

12.	In the absence of any one or more members from a meeting of any of the committees provided for in these Bylaws, the Chairman, the Chief Executive Officer or the Lead Independent Director, may in his or her discretion invite any member or members of the Board (otherwise qualified to serve) to attend such meeting. Temporary members thus appointed to attend for absentees shall act as regular members and shall have the right to vote.

13.	Powers of All Committees. The powers of all committees are at all times subject to the control of the Directors, and any member of any committee may be removed at any time at the pleasure of the Board.

ARTICLE IV
OFFICERS

1.	Election of Officers. The Board of Directors shall have power to elect from its own members or otherwise a Chairman, a Lead Independent Director, a President, a Chief Executive Officer, one or more Vice Chairmen and Vice Presidents, a Controller, a Secretary, a Treasurer, one or more Assistant Treasurers and Assistant Secretaries, and such other officers, agents and employees as it may deem expedient, and to define the duties and authority of all officers, employees and agents and to delegate to them such lawful powers as may be deemed advisable.

The officers shall respectively perform all acts and duties required of such officers by law, by the Charter and Bylaws of this Corporation, or by the Board of Directors.

2.	Chairman of the Board. If the Directors have elected a Chairman, the Chairman shall preside at all meetings of the Board, except that in the Chairman’s absence, the Chief Executive Officer (if he shall be a Director) shall preside. The Chairman shall have such additional duties as the Board of Directors or the Executive Committee may assign.

3.	Lead Independent Director. If the Directors have elected a Lead Independent Director, the Lead Independent Director shall preside at all meetings of the Board in the absence of the Chairman and the Chief Executive Officer (if the Chief Executive Officer shall be a Director), including, if the Chairman shall be a non-management Director, all meetings held in executive session. In the absence of the Lead Independent Director, the other Directors present shall designate a person to preside. The Lead Independent Director shall have such additional duties as the Board of Directors or the Executive Committee may assign.

4.	President. The President shall be elected by the Directors and shall have such duties as the Board of Directors or the Executive Committee may assign.

5.	Chief Executive Officer. One of the officers shall be appointed Chief Executive Officer of the Corporation by the Board of Directors. Subject to the Board of Directors and the Executive Committee, the Chief Executive Officer shall have general supervision and control of the policies, business and affairs of the Corporation.

6.	Vice Chairmen. Each Vice Chairman shall have such powers and perform such duties as may be conferred upon him or her or determined by the Chief Executive Officer.

7.	Vice Presidents. Each Vice President shall have such powers and perform such duties as may be conferred upon him or her or determined by the Chief Executive Officer.

8.	Treasurer. The Treasurer shall have the oversight and control of the funds of the Corporation and shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Corporation except as herein otherwise provided.

9.	Controller. The Controller shall have the oversight and control of the accounting records of the Corporation and shall prepare such accounting reports and recommendations as shall be appropriate for the operation of the Corporation.

10.	Secretary. It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of Directors of the Corporation, and of its Committees, and to authenticate records of the Corporation.

11.	Assistant Treasurers. The Assistant Treasurers shall have such duties as the Treasurer shall determine.

12.	Assistant Secretaries. The Assistant Secretaries shall have such duties as the Secretary shall determine.

13.	Powers of All Officers. The powers of all officers are at all times subject to the control of the Directors, and any officer may be removed at any time at the pleasure of the Board.

ARTICLE V
INDEMNIFICATION

To the extent properly permitted by law the Board of Directors shall provide for the indemnification and reimbursement of, and advances of expenses to, any person made a party to any action, suit or proceeding by reason of the fact that he or she, or a person whose legal representative or successor he or she is,

(a)	is or was a Director, officer, employee or agent of the Corporation, or

(b)	served at the Corporation’s request as a director, officer, employee or agent of another corporation,

for expenses, including attorney’s fees, and such amount of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable as the Board of Directors deems reasonable, actually incurred by him or her in connection with the defense or reasonable settlement of any such action, suit or proceeding or any appeal therein.

This provision of indemnification shall be in addition to any other right or remedy which such person may have. The Corporation shall have the right to intervene in and defend all such actions, suits or proceedings brought against any such person.

ARTICLE VI
CORPORATE SEAL

The corporate seal shall be in the custody of the Secretary and either the Secretary or any other officer shall have the power to affix the same for the Corporation.

ARTICLE VII
STOCK CERTIFICATES

1.	Signatures. Certificates of stock shall be signed by the Chairman, the President or a Vice President and by the Secretary or the Treasurer (except that where any such certificate is signed by a transfer agent or transfer clerk and by the registrar, the signatures of any such Chairman, President, Vice President, Secretary or Treasurer may be facsimiles, engraved or printed) and shall be sealed with the seal of the corporation (or shall bear a facsimile of such seal).

2.	Lost Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed except upon production of such evidence of such loss, theft or destruction as the Board of Directors in its discretion may require and upon delivery to the Corporation of a bond of indemnity in form and, unless such requirement is waived by Resolution of the Board, with one or more sureties, satisfactory to the Board in at least double the value of the stock represented by said Certificate.

ARTICLE VIII
FISCAL YEAR

The Corporation’s fiscal year shall close on the Saturday nearest December 31st of each year.

ARTICLE IX
INDEPENDENT AUDIT

The Board of Directors shall provide for a yearly independent audit, the form and scope of which shall be determined by the Board from time to time.

ARTICLE X
AMENDMENTS

The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation, subject, however, to the power of the shareholders to adopt, amend or repeal the same, provided that any notice of a meeting of shareholders or of the Board of Directors at which Bylaws are to be adopted, amended or repealed, shall include notice of such proposed action.

ARTICLE XI
ACQUISITIONS OF STOCK

(a)	Except as set forth in subsection (b) hereof, the Corporation shall not acquire any of its voting equity securities (as defined below) at a price per share above the market price per share (as defined below) of such securities on the date of such acquisition from any person actually known by the Corporation to be the beneficial owner (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation) of more than three percent of the Corporation’s voting equity securities who has been the beneficial owner of the Corporation’s voting equity securities for less than two years prior to the date of the Corporation’s acquisition thereof, unless such acquisition (i) has been approved by a vote of a majority of the shares entitled to vote, excluding shares owned by any beneficial owner any of whose shares are proposed to be acquired pursuant to the proposed acquisition that is the subject of such vote or (ii) is pursuant to an offer made on the same terms to all holders of securities of such class. The determination of the Board of Directors shall be conclusive in determining the price paid per share for acquired voting equity securities if the Corporation acquires such securities for consideration other than cash.

(b)	This provision shall not restrict the Corporation from: (i) acquiring shares in the open market in transactions in which there has been no prior arrangement with, or solicitation of (other than a solicitation publicly made to all holders), any selling holder of voting equity securities or in which all shareholders desiring to sell their shares have an equal chance to sell their shares; (ii) offering to acquire shares of shareholders owning less than 100 shares of any class of voting equity securities; (iii) acquiring shares pursuant to the terms of a stock option or similar plan that has been approved by a vote of a majority of the Corporation’s common shares represented at a meeting of shareholders and entitled to vote thereon; (iv) acquiring shares from, or on behalf of, any employee benefit plan maintained by the Corporation or any subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity; or (v) acquiring shares pursuant to a statutory appraisal right or otherwise as required by law.

(c)	Market price per share on a particular day means the highest sale price on that day or during the period of five trading days immediately preceding that day of a share of such voting equity security on the Composite Tape for New York Stock Exchange-Listed Stocks, or if such voting equity security is not quoted on the Composite Tape on the New York Stock Exchange or listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such voting equity security is listed, or, if such voting equity security is not listed on any such exchange, the highest sales price or, if sales price is not reported, the highest closing bid quotation with respect to a share of such voting equity security on that day or during the period of five trading days immediately preceding that day on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such voting equity security as determined by a majority of the Board of Directors.

(d)	Voting equity securities of the Corporation means equity securities issued from time to time by the Corporation which by their terms are entitled to be voted generally in the election of the directors of the Corporation.

(e)	The Board of Directors shall have the power to interpret the terms and provisions of, and make any determinations with respect to, this Article XI, which interpretations and determinations shall be conclusive.

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